Exhibit 99.1

DEER VALLEY CORPORATION MODIFIES EARN-OUT AGREEMENT TO REDUCE ACCRUED LIABILITIES AND TO MORE TIGHTLY ALIGN MANAGEMENT INCENTATIVES WITH INCREASING SHARE VALUE

November 21, 2007

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), announced today that the Company and the original founders (“Founders”), now the core operating management for the Company’s wholly owned subsidiary, Deer Valley Homebuilders, Inc. (”DVHB”) have entered into a revised earnout agreement.  The revision to the original 2006 agreement will dramatically reduce accruing cash liabilities related to the original earn-out agreement.

The accrued liabilities were expected to have totaled approximately $2.75 million, by December 31, 2007.  This amount will now be paid just prior to year end.  In exchange for the elimination of future performance based cash accruals that were expected to total an additional $2 million over the next 12 to 36 months, the Company will issue to the Founders two million shares of Deer Valley’s common stock. The stock will be held in escrow for a period of approximately three and one half years.  Furthermore, the final number of shares released to recipients may be reduced in accordance with vesting requirements if the original earnout criteria is not met.  For those shares that are ultimately released, if the open market price of the shares at the time of the release should be less than $1.00/share the Company has agreed to either issue additional shares or pay a cash amount equal to the difference between $1.00 and the share price.

The Company’s CEO, Mr. Charles G. Masters, commented, “As a result of the rapid growth and strong profitability of, Deer Valley Homebuilders, Inc., we now expect to see the full satisfaction of the earnout criteria, as defined in our 2006 agreement, to occur two years prior to our expectations.  This exceptionally rapid earn-out and the reality of certain bank ratio calculations suggested that a change to the agreement would significantly enhance the Company’s financial flexibility. This reduction of liabilities improves certain lending ratios and strengthens the Company’s access to debt capital.  Perhaps more importantly, the exchange of stock preempts the future growth of a cash liability and more closely ties the operating management’s compensation to the interests of the shareholders.”   Mr. Masters added,  “Today, the Company is solidly profitable and well capitalized. The use of cash and common stock to retire a significant cash liability helps us set the stage for additional growth.  The common shares related to the transaction are are being issued at no discount to the current open market and are being escrowed for over three years.  Most importantly, this revision to the earn-out agreement ratifies our operating team’s commitment to a level of corporate performance that implies their expectation of a rising share price.”

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin and Sulligent, Alabama.  The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride.  The Company is relatively young, but the management team has over 250 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance. The Company’s plants are operating on a five days per week, single shift schedule.  The Company has no idle facilities.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products, fulfillment of contracts with key customers, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertakse no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

The corporate offices of Deer Valley are located at 4218 West Linebaugh Avenue, Tampa, FL 33624.

Additional information can be found at: http://www.deervalleycorp.com.

Contact Information:

Deer Valley Corporation, Tampa, Florida
Charles G. Masters (813) 885-5998
cmasters@deervalleycorp.com
www.deervalleycorp.com